SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ X ]             Preliminary Proxy Statement
[   ]             Definitive Proxy Statement
[   ]             Definitive Additional Materials
[   ]             Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                          ASR Investments Corporation
                (Name of Registrant as Specified In Its Charter)

      Joseph C. Chan, Executive Vice President and Chief Operating Officer
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1)   Title of each class of securities to which transaction applies:

       2)   Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: __/

       4)   Proposed maximum aggregate value of transaction:


__/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)       Amount Previously Paid:

       2)       Form, Schedule or Registration Statement No.:

       3)       Filing Party:

       4)       Date Filed:

                          ASR INVESTMENTS CORPORATION

                          335 North Wilmot, Suite 250
                             Tucson, Arizona 85711
                                 (520) 748-2111


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 17, 1995


     The Annual Meeting of Stockholders of ASR Investments Corporation, a Maryland corporation (the Company ), will be held on May 17, 1995 at 9:00 a.m., at the Viscount Suite Hotel, 4855 East Broadway, Tucson, Arizona for the following purposes:

     1.  To  elect   directors  to  serve  until  the  next  annual  meeting  of stockholders and until their successors are elected and qualified.

     2. To consider and vote on a proposed reverse split of the currently outstanding shares of the Company's Common Stock on the basis of one share of Common Stock, $.01 par value, for five shares of currently outstanding Common Stock, $.01 par value.

     3. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 1995.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 24, 1995 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

                                   Sincerely,




                                   Frank S. Parise, Jr.
                                   Secretary

Tucson, Arizona
March   , 1995

                          ASR INVESTMENTS CORPORATION

                          335 North Wilmot, Suite 250
                             Tucson, Arizona 85711
                                 (520) 748-2111

                                PROXY STATEMENT


General

     The enclosed proxy is solicited on behalf of ASR Investments Corporation, a Maryland corporation (the Company ), by the Company's board of directors (the Board of Directors ) for use at the Annual Meeting of Stockholders to be held May 17, 1995 at 9:00 a.m. (the Meeting ), or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the Viscount Suite Hotel, 4855 East Broadway, Tucson, Arizona.

     These proxy solicitation materials were mailed on or about March 31, 1995 to all stockholders entitled to vote at the Meeting.

     The information contained in the Compensation Committee Report on Executive Compensation and Performance of the Common Stock elsewhere herein shall not be deemed filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act ).

Record Date

     Stockholders of record at the close of business on March 24, 1995 (the Record Date ) are entitled to notice of and to vote at the Meeting. On the Record Date, there were issued and outstanding 15,749,296 shares of the Company's Common Stock, $.01 par value (the Common Stock ).

Revocability of Proxies

     Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Voting Solicitation

     The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding constitutes a quorum for the transaction of business at the Meeting. Each stockholder voting at the Meeting, either in person or by proxy, may cast one vote per share of Common Stock held in the election of directors and on each other matter to come before the Meeting. Cumulative voting in the election of directors is not permitted.

     The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone or telegram, without additional compensation.


Annual Report
     The 1994 Annual Report to Stockholders, which was mailed to stockholders with this Proxy Statement, contains financial and other information about the Company but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

                             ELECTION OF DIRECTORS
Nominees
     A board of seven directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jon A. Grove, Frank S. Parise, Jr., Joseph C. Chan, Earl M. Baldwin, John J. Gisi, Raymond L. Horn and Frederick C. Moor, all of whom currently are directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified. Biographical information regarding the nominees for directors is set forth below under the heading Information Concerning Directors and Executive Officers of the Company.
     The Company's Bylaws provide that the Board of Directors shall consist of not fewer than three nor more than 15 members. The Bylaws further provide that, for so long as the Company maintains its election to be treated as a real estate investment trust ( REIT ), the majority of the members of the Board of Directors and of any committee of the Board of Directors will at all times be Unaffiliated Directors, except in the case of a vacancy. Unaffiliated Directors are directors who are not affiliates of the Manager or the Property Manager (as defined herein). As of the date of this Proxy Statement, the Unaffiliated Directors are Messrs. Baldwin, Gisi, Horn and Moor. Vacancies occurring on the Board of Directors among the Unaffiliated Directors will be filled by nominees selected by the Unaffiliated Directors who are approved by the vote of a majority of the directors, including a majority of the Unaffiliated Directors. All transactions involving the Company in which the Manager or the Property Manager has an interest must be approved by a majority of the Unaffiliated Directors. In addition, the annual renewal of the Management Agreement and the Property Management Agreements (as described below) requires the affirmative vote of a majority of the Unaffiliated Directors and a majority of the Unaffiliated Directors may terminate the Management Agreement and the Property Management Agreement at any time upon 60 days' notice in accordance with the terms of the Agreements.

Information Concerning Directors and Executive Officers of the Company

     The following table sets forth certain information regarding the Company's directors and executive officers.

     Name                     Age       Position(s) With The Company
     ----                     ---       ----------------------------
     Jon A. Grove             50        Chairman of the Board, President,
                                        Chief Executive Officer and Director
     Frank S. Parise, Jr.     43        Vice Chairman, Executive Vice President,
                                        Chief Administrative Officer, Secretary
                                        and Director
     Joseph C. Chan           43        Executive Vice President, Chief
                                        Operating Officer, Treasurer and
                                        Director
     Dale A. Webber           34        Vice President
     Mary C. Swanton          28        Controller
     Earl M. Baldwin          51        Director
     John J. Gisi             49        Director
     Raymond L. Horn          65        Director
     Frederick C. Moor        63        Director

     Jon A. Grove has been Chairman of the Board of Directors, President, Chief Executive Officer and a director of the Company since its organization in June 1987. Mr. Grove also has served as the President of one of the general partners of the Manager since its organization and has been a director and principal stockholder of Pima Realty Advisors, Inc. (the "Property Manager") since its organization in November 1993. From 1974 to 1989, Mr. Grove was employed with The Estes Co. (now called GWS), a company which founded the Company and which develops, constructs and sells residential, multi-family, commercial and industrial real estate, most recently as executive vice president and chief operating officer. Mr. Grove also has been Chairman of the Board and a Director of American Southwest Financial Corporation and its affiliates since their organization; these companies are Arizona-based corporations involved in the issuance and administration of mortgage-collateralized bonds.

     Frank S. Parise, Jr. has been Vice Chairman of the Board of Directors, Executive Vice President and Chief Administrative Officer of the Company since December 1988 and the Secretary and a director of the Company since its organization. Mr. Parise also has served as the President of one of the general partners of the Manager since its organization and has been the President, a director and principal stockholder of the Property Manager since its organization in November 1993. From 1985 to 1989, Mr. Parise was employed by The Estes Co., most recently as President of its Financial Services Division and Multifamily Development Division. From 1982 to 1985, Mr. Parise was the President of E. Allen Development Corporation, a company that acquired and managed apartments.

     Joseph C. Chan has been a director of the Company since February 1989, Executive Vice President and Chief Operating Officer since December 1988 and Treasurer since April 1994. Mr. Chan served as the Vice President and Treasurer of the Company from its organization until December 1988. Mr. Chan also has served as the President of one of the general partners of the Manager since its organization and a director and principal stockholder of the Property Manager since its organization in November 1993. From 1986 to 1987, Mr. Chan served as an officer of The Estes Co.

     Dale A. Webber has been a Vice  President  of the Company  since  September
1987.

     Mary C. Swanton has been Controller of the Company since May 1994. Ms. Swanton was employed by Deloitte & Touche LLP, an international accounting firm, from her graduation from college in May 1990 until she joined the Company in May 1994.

     Earl M. Baldwin has been a director of the Company since its organization. Since 1985, Mr. Baldwin has been president of Baldwin Financial Corp., a risk management consulting service company for mortgage lenders specializing in hedging and secondary market strategy. From 1973 to 1985, Mr. Baldwin was employed by Security Pacific Mortgage Corporation ( SPMC ), a mortgage banking company, serving most recently as its executive vice president.

     John J. Gisi has been a director for the Company since February 1989. Mr. Gisi has served as the President and Chief Executive Officer of National Bancorp of Arizona, Inc., a wholly owned subsidiary of Zions Bancorporation, and as the Chairman of the Board, President and Chief Executive Officer of National Bank of Arizona since September 1984. Mr. Gisi also serves as a director of several subsidiaries of Zions Bancorporation.

     Raymond L. Horn has been a director of the Company since its organization. Mr. Horn serves as tax advisor to several Phoenix-based real estate companies. Mr. Horn, a certified public accountant and lawyer, presently is in private practice after retiring from Deloitte Haskins & Sells (now Deloitte & Touche
LLP) as the partner-in-charge of that firm's Arizona tax practice. Mr. Horn is a member of numerous professional and business associations including the American Institute of Certified Public Accountants and the American Bar Association.

     Frederick C. Moor has been a director of the Company since February 1989. Mr. Moor presently is retired after 33 years of employment with The Valley National Bank of Arizona (now Bank One Arizona), most recently as Vice President and Banking Services Manager for the Eastern Division.

     All directors are elected at each annual meeting of the Company's stockholders and hold office until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors. The Company currently has five salaried employees.

     Directors and executive officers of the Company who are not salaried employees of the Company are required to devote only so much of their time to the Company's affairs as is necessary or required for the effective conduct and operation of the Company's business. Because the Management Agreement between the Company and the Manager provides that the Manager will assume principal responsibility for managing the day-to-day affairs of the Company, the non-salaried officers of the Company, in their capacities as such, are not expected to devote substantial portions of their time to the affairs of the Company. However, in their capacities as officers or employees of general partners of the Manager, they will devote such portion of their time to the affairs of the Manager as is required for the performance of the duties of the Manager under the Management Agreement.

Meetings and Committees

     During the year ended December 31, 1994, the Board of Directors of the Company held a total of eight meetings. No director attended fewer than 75% of the meetings of the Board of Directors.

     The Company's Bylaws authorize the Board of Directors to appoint among its members an executive committee, an audit committee and other committees. A majority of the members of any committee so appointed must be Unaffiliated Directors. The Board of Directors has appointed an Audit Committee and a Compensation Committee. Messrs. Gisi and Horn serve as the members of the Company's Audit Committee and Compensation Committee. The Audit Committee reviews the annual financial statements, any significant accounting issues and the scope of the audit with the Company's independent auditors and is available to discuss with the auditors any other accounting and audit related matters which may arise during the year. The Audit Committee met separately at one formal meeting during the year ended December 31, 1994 which was attended by all of the members of the Committee. The Compensation Committee reviews all transactions with the Manager and the Property Manager and their affiliates, including the renewal of the Management Agreement and the Property Management Agreements. As there were no changes to the Management Agreement or the Property Management Agreements for 1995, the Compensation Committee did not meet separately during the year ended December 31, 1994. The Board of Directors has not appointed any other committees.


Certain Relationships and Related Transactions

     The Company's Bylaws provide that the Board of Directors has the full power to conduct, manage and direct the business and affairs of the Company. The Company is a party to a management agreement (the Management Agreement ) with Pima Mortgage Limited Partnership (the Manager ) to manage the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors. Jon A. Grove, Frank S. Parise, Jr. and Joseph C. Chan have been directors or officers of general partners of the Manager since its organization. For further information respecting these individuals, see Information Concerning Directors and Executive Officers of the Company.

     The duties of the Manager under the Management Agreement include formulating operating strategies; arranging for the acquisition of assets for the Company; monitoring the performance of the Company's assets; and providing certain administrative and overall managerial services necessary for the operation of the Company. For performing these services, the Manager receives an annual base management fee in an amount equal to 3/8 of 1% per annum of the Average Invested Assets of the Company (as defined in the Management Agreement), which is paid monthly with adjustments made quarterly. The Manager also performs certain analysis and other services in connection with the administration of mortgage securities with respect to which the Company acquires mortgage interests. For such services, the Company reimburses the Manager for the fees paid under the Subcontract Agreement described below and pays the Manager an annual administration fee of $10,000 for each series of mortgage interests acquired prior to 1991, $20,000 for the aggregate mortgage interests acquired in 1991 and $20,000 for the aggregate mortgage interests acquired in 1992. In 1994, the Company paid the Manager management fees of approximately $544,000 and administration fees of approximately $248,000. The payment of such fees was unanimously approved by the Unaffiliated Directors.

     In connection with the renewal of the Management Agreement for 1994, the Manager and the Company agreed to eliminate the incentive management fee provision. On December 16, 1993, the Company granted to Messrs. Grove, Parise and Chan options to purchase 1,549,00 shares of the Company's Common Stock and stock appreciation rights ( SARs ) covering 451,000 shares of the Company's Common Stock. The exercise price is $1.72 per share, which was 110% of the market price of the Common Stock on the grant date. If dividends are declared during the period the stock options or SARs are outstanding, the holder of the options and SARs can elect to receive currently or upon exercise cash in an amount equal to the product of the per share dividend amount times the number of options or SARs outstanding. In 1994, the Company paid Messrs. Grove, Parise and Chan $66,667 each based on the $.10 per share of dividend declared and paid in December 1994. Two-thirds of the options and SARs are currently exercisable and the remainder will become exercisable on December 16, 1995. The options will expire on December 16, 1998, if not terminated earlier pursuant to the terms of the agreements.

     In the event that the Management Agreement is terminated by the Company or is not renewed by the Company on terms at least as favorable to the Manager as the current Management Agreement other than as a result of a termination by the Company for cause (as specified in the Management Agreement), the Manager will be entitled to receive from the Company the management fee that would have been payable by the Company to the Manager pursuant to such Management Agreement based on the investments made by the Company prior to the date of such termination (or failure to renew) for the 12 full fiscal quarters beginning on the date of such termination (or failure to renew) as more fully described in the Management Agreement.

     The Manager has granted the Company a right of first refusal, for as long as the Manager or an affiliate of the Manager acts as the Company's manager pursuant to the Management Agreement or any extension thereof, to purchase any assets held by the Manager or its affiliates prior to any sale, conveyance or other transfer, voluntarily or involuntarily, of such assets by the Manager or its affiliates.

     The Company has entered into a property management agreement (collectively the Property Management Agreements) with the Property Manager for each of the apartments acquired by the Company. The Property Manager is an affiliate of the Manager. Each Property Management Agreement, which has a current term through December 31, 1995, was approved by the Unaffiliated Directors. Under the agreement, the Property Manager provides the customary property management services at its cost without profit or distribution to its owners, subject to the limitation of the prevailing management fee rates for similar properties in the market. The Property Manager currently manages approximately 5,000 apartment units. In 1994, the Company paid the Property Manager $184,000 which amounted to 1.5% of the total revenues of the apartments.

     The Company owns certain mortgage interests with respect to structured financing issued by American Southwest Financial Corporation ("ASFC"). An affiliate of ASFC performs the customary administration services and receives fees for such services of $12,500 per year ($20,000 prior to May 1994) for each series of structured financing. The Company believes that the fees charged by ASFC are comparable to those charged by other companies performing similar services. Jon A. Grove, Chairman of the Board, President and Chief Executive Officer of the Company, is Chairman of the Board of Directors of ASFC and its affiliates and owns less than 5% of the voting stock of ASFC. The Company has agreed to indemnify and hold harmless ASFC and certain affiliates from any action or claim brought or asserted by any party by reason of any allegation that ASFC or such affiliates is an affiliate or is otherwise accountable or liable for the debts or obligations of the Company or its affiliates.

Security Ownership of Principal Stockholders and Management

     As of March 15, 1995, there were outstanding 15,749,296 shares of Common Stock. The following table sets forth the beneficial ownership of Common Stock of the Company as of March 15, 1995 by each person known by the Company to own more than 5% of the outstanding shares of Common Stock of the Company, by each director of the Company, and by all directors and executive officers of the Company as a group, which information as to beneficial ownership is based upon statements furnished to the Company by such persons. The number of shares also includes (1) any shares of Common Stock owned of record by such person's minor children and spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control or the power of disposition and (2) shares of Common Stock that such persons had the right to acquire within 60 days of March 15, 1995 by the exercise of stock options, (excluding the SARs) (see Stock Option Plans ). Each director and executive officer of the Company may be reached through the Company at 335 North Wilmot, Suite 250, Tucson, Arizona 85711.

                                               Number of       Percent of
                                                Shares          Total (1)
                                              ----------       ----------
     Jon A. Grove                              558,847            3.5%
     Joseph C. Chan                            627,754            3.9
     Frank S. Parise, Jr.                      422,211            2.7
     Earl M. Baldwin                            17,385             (2)
     John J. Gisi                               57,671             (2)
     Raymond L. Horn                            29,942             (2)
     Frederick C. Moor                          16,893             (2)
     All directors and executive
     officers as a group (8 persons)         1,750,856           10.4%

(1) In calculating the percentage of ownership, the number of shares of Common Stock that the identified person or group had the right to acquire within 60 days of March 15, 1995 upon the exercise of stock options is deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person, but such shares are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(2)  Less than 1% of the outstanding shares of Common Stock.

Executive Compensation

     The following table sets forth the cash compensation paid to the Company's executive officers whose total cash and cash equivalent remuneration exceed $100,000 for the year ended December 31, 1994.






                                      SUMMARY COMPENSATION TABLE


                                                                  Long Term Compensation
                                                                          Awards
  Name and Principal                      Annual Compensation      Restricted Options/    LTIP    All Other
  Position                     Year    Salary    Bonus   Other       Stock     SARs      Payout  Compensation
  ---------------------        ----    -------------------------- --------------------   ------  ------------

  Jon A. Grove (1)             1994                      $251,747                                $66,667 (2)
    Chairman, President        1993                       284,520         666,667 (3)
    and Chief Executive        1992                       160,000          90,323
    Officer

  Frank S. Parise, Jr. (1)     1994                      $251,747                                $66,667 (2)
    Vice Chairman,             1993                       285,393         673,141 (3)
    Executive Vice             1992                       160,000
    President, Secretary
    and Chief Administrative
    Officer

  Joseph C. Chan  (1)          1994                      $251,747                                $66,667 (2)
    Director, Executive        1993                       284,520         666,666 (3)
    Vice President and         1992                       160,000          90,323
    Chief Operating
    Officer

  Dale A. Webber               1994    $108,447                            40,000
    Vice President             1993     108,150
                               1992     105,000  $30,000                    3,620





(1) Messrs. Grove, Parise and Chan are not salaried employees of the Company and do not receive any cash or cash equivalent compensation directly from the Company. They receive their compensation from the Manager, the partners of which are corporations owned by these individuals. See Certain Relationships and Related Transactions. The amounts listed under Other Compensation represent the total cash payments received or receivable from the Manager by these individuals and the corporations owned by them.
(2) Represents the dividend equivalent payments on the stock options and SARs held by these individuals. (3) Includes the stock options and SARs granted on December 16, 1993 in connection with the renewal of the Management
     Agreement for 1994.

   The following tables set forth certain stock option information concerning the officers included in the above table.




                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                          % Of Total                              Potential Realizable Value
                          Options/       Options/SARs                             At Assumed Annual Rates Of
                            SARs          Granted To     Exercise                  Stock Price Appreciation
                           Granted       Employees In     Or Base   Expiration          For Option Term
                             (#)          Fiscal Year   Price (1)      Date           5% (2)      10% (2)
                          ---------      ------------  ------------ ----------     ---------    ---------

   Jon A. Grove             None              N/A           N/A         N/A           N/A           N/A
   Frank S. Parise, Jr.     None              N/A           N/A         N/A           N/A           N/A
   Joseph C. Chan           None              N/A           N/A         N/A           N/A           N/A
   Dale A. Webber          40,000             57%          $2.25      7/18/04       $56,600      $143,437


(1) All of the stock options have been granted at a price equal to the market price on the grant date.
(2) This amount is the calculated future value of the stock options as of the expiration date assuming stock price appreciation rates of 5% and 10% per year as specified in Item 402(c)(2) of Regulation S-K.





              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                      Value of
                                                                   Number of         Unexercised
                                                                  Unexercised       In-the-Money
                                                                 Options/SARs       Options/SARs
                                  Shares                         at FY-End (#)      at FY-End ($)
                                 Acquired          Value         Exercisable/       Exercisable/
         Name                   On Exercise      Realized        Unexercisable      Unexercisable
     ------------               -----------      --------        -------------      -------------

     Jon A. Grove                  None             N/A             561,009            $180,000
                                                                    222,222              90,000
     Frank S. Parise, Jr.          None             N/A             477,055             180,000
                                                                    224,380              90,000
     Joseph C. Chan                None             N/A             561,008             180,000
                                                                    222,222              90,000
     Dale A. Webber                None             N/A              19,653             None
                                                                     26,667             None




Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors performs the functions of making recommendations to the Board concerning the Company's compensation policies applicable to its executive officers. Messrs. Grove, Parise and Chan serve as both directors and the principal executive officers of the Company. All compensation matters relating to the Company's principal executive officers, however, are decided by the Unaffiliated Directors, consisting of Messrs. Baldwin, Gisi, Horn and Moor. The principal executive officers make recommendation to the Board concerning the compensation of other executive officers of the Company. None of the Unaffiliated Directors are, or have ever been, officers or employees of the Company or any of its subsidiaries. Messrs. Grove, Parise and Chan abstain from participating in the deliberations of the Board of Directors concerning the approval of the Management Agreement, the Property Management Agreements, or any other matters relating to their compensation. In addition, during 1994, none of the executive officers, including Messrs. Grove, Parise and Chan, served on the board of directors or the compensation committee of the entities that employed any of the Unaffiliated Directors.

Compensation of Directors

     During the fiscal year ended December 31, 1994, the Company paid an annual director's fee to each Unaffiliated Director equal to $24,000, a fee of $500 for each meeting of the Board of Directors attended by each Unaffiliated Director and reimbursement of costs and expenses of all directors for attending such meetings. Additionally, each member of the Audit Committee and the Compensation Committee received a fee of $300 for each meeting attended by the member. Affiliated Directors do not receive any fees for serving on the Board of Directors.

Stock Option Plans

     The Company has a nonstatutory stock option plan (the Nonstatutory Stock Option Plan ) and an incentive stock option plan (the Incentive Stock Option Plan ) (together the Stock Option Plans ). The purpose of the Stock Option Plans is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide incentive to others whose job performance affects the Company. The Incentive Stock Option Plan provides for incentive stock options which are intended to meet the requirements of Section 422A of the Internal Revenue Code, (the Code ) ( ISOs ) and which may be granted to the officers and key personnel of the Company. The Nonstatutory Stock Option Plan provides for non-qualified stock options which may be granted to the Company's directors and key personnel of the Manager.

     The Stock Option Plans are administered by the Board of Directors, which determines whether such options will be granted, whether such options will be ISOs or non-qualified options, which directors, officers and key personnel will be granted options and the number of options to be granted, subject to the maximum amount of shares issuable under the Stock Option Plans set forth below. In making such determinations, the Board of Directors takes into account the duties and responsibilities of the participants, their present and potential contribution to the success of the Company and such other factors as the Board deems relevant in connection with accomplishing the purpose of the Plan. Under current law, ISOs cannot be granted to directors who are not also employee, or to directors or employees of entities unrelated to the Company.

     Under the Stock Option Plans, options to purchase a maximum of 700,000 shares of the Company's Common Stock may be granted to the Company's directors, officers and key personnel as well as to the directors, officers and key personnel of the Manager. The exercise price for any option granted may not be less than 100% of the fair market value of shares of Common Stock at the time the option is granted. The optionholder may pay the exercise price in cash or by delivery of previously acquired shares of Common Stock of the Company. Generally, one-third of the options granted at any one time are immediately exercisable, one-third are exercisable one year after the date of grant and the remaining one-third become exercisable two years after the date of grant. The options expire 10 years after the date of grant. No option may be granted under the Stock Option Plans to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the total outstanding shares of Common Stock of the Company.

     Under each of the Stock Option Plans, an exercising optionholder has the right to require the Company to purchase some or all of the optionholder's shares of the Company's Common Stock. That redemption right is exercisable by the optionholder only with respect to shares that he has acquired by exercise of an option granted under the Stock Option Plans which are restricted from transfer by federal securities law as a result of grants or exercise of options under the Stock Option Plans and such right must be exercised during the six months immediately following the expiration of any such restriction.

     The Stock Option Plans also allow the Company, at the time of the exercise of options, to elect to issue shares of the Company's Common Stock or an amount of cash equal to the market value of those shares (as determined in accordance with the terms of the Stock Option Plans) or a combination of shares and cash.

     No option granted under the Stock Option Plans is exercisable for a period in excess of the term of the option as provided in the Stock Option Plans, subject to earlier termination in the event of termination of employment, retirement or death of the optionholder. An option may be exercised in full or in part at any time or from time to time during the term of the option or provide for its exercise in stated installments at stated times during the option term.

     The Board of Directors may amend the Stock Option Plans at any time, except that approval by the Company's stockholders is required for any amendment that increases the aggregate number of shares that may be issued pursuant to the Stock Option Plans, changes the class of persons eligible to receive such options, modifies the period within which the options may be exercised or the terms upon which options may be exercised, or increases the material benefits accruing to the participants under the Stock Option Plans. Unless previously terminated by the Board of Directors, the Stock Option Plans will terminate in August 1997.

     The following table sets forth for each director and executive officer of the Company the number of options granted under the Stock Option Plans and the stock options and SARs granted to Messrs. Grove, Parise and Chan in connection with the change in the Management Agreement (see Certain Relationships and Related Transactions ) that were exercisable as of December 31, 1994 and the weighted average per share exercise price thereof.




                                                    Vested                                Non-Vested
                                 -----------------------------------------          ---------------------
                                                    Avg.                                          Avg.
                                 Options            Price           DERs            Options       Price
                                 -------            -----           ----            -------       -----

Directors:
Jon A. Grove                      554,768            $2.00           6,241           222,222       $1.72
Joseph C. Chan                    554,767             2.00           6,241           222,222        1.72
Frank S. Parise, Jr.              468,761             1.85           8,294           224,380        1.73
Earl M. Baldwin                    12,158             4.19           4,148             1,079        1.81
John J. Gisi                       55,165             3.10           3,123
Raymond L. Horn                    12,158             4.16           4,148             1,079        1.63
Frederick C. Moor                  12,065             4.27           3,542             1,033        2.13
Officers:
Dale A. Webber                     18,620             2.45           1,033            26,667        2.25



     The average per share exercise price does not include the effect of DERs which have no cost to the optionholders. There are no DERs for the non-vested options. There were no exercises of stock options in 1994.

Report of Compensation Committee on Executive Compensation

     The principal component of the Company's executive compensation during 1994 was the management fees paid to the Manager under the Management Agreement and the benefits of the stock options and SARs granted to the executives in 1993. The Company's principal executive officers, Jon A. Grove (Chairman of the Board, President and Chief Executive Officer), Frank S. Parise, Jr. (Vice Chairman of the Board, Executive Vice President and Chief Administrative Officer), and Joseph C. Chan (Director, Executive Vice President and Chief Operating Officer), are not salaried employees of the Company, but are employees of the Manager and corporations owned by them are partners in the Manager. Accordingly, this report addresses the compensation arrangement under the Management Agreement and the stock options granted to these executives. The principal executive officers also are the stockholders of the Property Manager which receives reimbursement from the Company for the costs of providing the customary property management services for the Company's apartment communities. (See Certain Relationships and Related Transactions. ) The Compensation Committee does not consider such reimbursement as compensation to these executive officers as the reimbursement is based on cost at no profit or distribution to these executive officers. The Company does not provide these executives with any fringe benefits, such as medical insurance benefits, retirement benefits, employer-contributory benefit plans or any other employee benefit plans. In addition, the Manager pays all costs of employing these executives, including payroll taxes.

     The Management Agreement has been in effect since the Company began operations in August 1987. The Management Agreement is renewable annually and must be approved by a majority of the Unaffiliated Directors. In deciding to renew the Management Agreement, the Unaffiliated Directors consider various factors, including the management compensation arrangements of other entities similar to the Company, the experience of the principal executive officers, the performance of the Manager, and the complexity of the assets and operations of the Company.

     Prior to 1994, a major element of the total management fees was the incentive management fee which was earned only if the Company's taxable income before net operating loss carryforward exceeded a specified level. This performance-based compensation arrangement provided for the automatic elimination of a major portion of the Company's operating expenses when the Company's taxable income did not exceed the specified level.

     In connection with the renewal of the Management Agreement for 1994, the Company and the Manager agreed to eliminate the incentive management fee provision. As a substitute, the Company granted to Messrs. Grove, Parise and Chan options to purchase 1,549,000 shares of the Company's Common Stock and stock appreciation rights ( SARs ) covering 451,000 shares of the Company's Common Stock. The exercise price for the stock options and the phantom stock options is $1.72 per share, which was 110% of the market price of the Common Stock on the grant date. The Company adopted a new operating strategy in 1993 to transform the Company from a mortgage derivative REIT to a real estate equity REIT. As a real estate equity REIT, the Company's objective is to increase the cash flow and values of its real estate properties. Any appreciation in the value of a property is not reported in taxable income until the property is sold in a taxable transaction. In addition, as a result of the net operating loss carryforward, substantially all of the Company's taxable income, if any, reported in future years is not required to be paid as dividends to the stockholders. Accordingly, the Committee believes that the amount of taxable income is no longer an appropriate criterion for relating the compensation to management to the benefits obtained by the stockholders. The Committee believes that the market price of its Common Stock provides the most comprehensive criterion for determining the long term incentive compensation for management and the stock options closely associate the interests of management with those of the stockholders. In determining the number of the options granted, the Committee considered various factors, including the benefit of eliminating the incentive management fees, the stock-based incentive compensation amount of other companies and the opportunities for increases in the market price of the Company's Common Stock.

                            John J. Gisi               Raymond L. Horn

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ( SEC ) and the American Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on the Company's review of such reports received by it during the fiscal year ended December 31, 1994, and written representations that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements during such year or prior fiscal years.


Cumulative Total Returns Comparison

     The following graph shows a five-year comparison of the cumulative total returns (assuming reinvestment of dividends) for the Company, an industry index compiled by the National Association of Real Estate Investment Trusts ( NAREIT ) and the S&P 500. The index compiled by NAREIT consist of 173 property REITs with a total market capitalization of $38.8 billion as of December 31, 1994. Any stockholder wishing to receive a copy of the index may contact the Company.





                        12/89    12/90    12/91     12/92       12/93     12/94
                        -----    -----    -----     -----       -----     -----
  Company                100      146      262       111          88       108
  S&P                    100       97      125       136         150       152
  NAREIT Equity Index    100       96      115       132         149       150





                PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION
                  TO EFFECT A ONE-FOR-FIVE REVERSE STOCK SPLIT

Summary of Proposal

     The stockholders are being requested to approve a proposal to amend Section 1 of Article VI of the Company's First Amended and Restated Articles of Incorporation, as amended (the Articles ) to provide for a one-for-five reverse stock split of the Company's Common Stock and to maintain the par value at $0.01 per share. The text of Section 1 of Article VI, as it is proposed to be amended, is set forth in full in the Proposed Certificate of Amendment to the Amended and Restated Articles of Incorporation included in this Proxy Statement as Exhibit A.

     Under the proposal, each outstanding share of Common Stock, $.01 par value ( Existing Stock ) would automatically become one-fifth of one share of new Common Stock, $.01 par value ( New Stock ). The outstanding stock certificates for Existing Stock will represent one-fifth as many shares of New Stock after the reverse stock split is effected.

     If the proposal is approved at the Meeting, the Company will notify all stockholders of effectiveness of the reverse stock split and the procedures to exchange stock certificates representing New Stock for stock certificates representing Existing Stock. As a result of this exchange, stockholders will receive certificates representing their shares of New Stock rounded down to the nearest whole number, together with cash representing the fair value of any fractional share of New Stock. The Company's transfer agent will be instructed not to accept for transfer certificates representing Old Stock other than in exchange for certificates representing New Stock.

     No script or fractional share certificates for New Stock will be issued in connection with the reverse stock split. The fair value paid in lieu of fractional shares will be determined by calculating the average closing prices on the American Stock Exchange during the 15 trading days prior to the filing of the amendment to the Articles.

     The proposal would NOT change the number of the Company's authorized Common Stock. The proposal also would NOT affect a stockholder's proportionate interest in the Company or proportionate voting rights (except for the effect of receiving cash in lieu of any fractional shares of New Stock).

     It should be noted that any increase in market value may be proportionately less than the decrease in the number of shares. No rights of appraisal or dissenters' rights exist with respect to the proposal.

     The proposal may be abandoned by the Board of Directors at any time before or after the Meeting and prior to the time at which the Certificate of Amendment for the reverse stock split becomes effective if for any reason the Board of Directors deems it advisable to abandon the Proposal.

Reasons for the Proposal

     The Board of Directors believes that this proposal would make the Common Stock eligible for investment by a greater number of institutional investors which would increase the demand for the Company's Common Stock and improve the price and liquidity of the Common Stock. The Board of Directors believes that the proposal would enhance stockholders' value for the following reasons:

     1. Institutional investors generally have policies that preclude them from investing in common stocks whose prices are below a certain level, typically $10 per share. As institutional investors constitute a majority of the investors in equity REITs, the Company believes that its Common Stock would be more attractive to a greater number of institutional investors if it traded at a higher price. The Company believes that a higher per share price would significantly increase the liquidity and demand for the Common Stock which should have a favorable effect on the price of the Common Stock.

     2. Normal price volatility would have a significantly less effect on the price of the Common Stock if the per share price were higher. Thus, a higher per share price should result in less volatility from normal price changes.

     3. Many stock brokerage firms set a minimum per share price level for stocks that can be used for margin borrowing. The minimum price level generally varies from $3 to $5 per share. A higher stock price would make the Company's Common Stock eligible for margin borrowing and would give stockholders more flexibility in investing in the Company's Common Stock.

     4. Most property REITs have a common stock price in the range of $15 to $25 per share. The proposal would make the Company's Common Stock price comparable with other property REITs.

     5. Many stock brokerage firms set a minimum per share commission on the purchase or sale of common stock. The proposal would reduce the transaction costs on the trading of the Common Stock.

Federal Income Tax Implication

     The following discussion of federal income tax implication is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers or specific situations pertaining to individual taxpayers. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

     The exchange of shares of Existing Stock will not result in recognition of gain or loss except to the extent of the cash received for fractional shares. The holding period of the shares of New Stock will include the stockholder's holding period for the shares of Existing Stock exchanged therefor. A stockholder who receives cash for fractional shares will be treated as if the stockholder has sold the fractional shares for cash. The stockholder should recognize gain or loss measured by the difference between the amount of cash received and the basis allocable to the fractional shares as if the fractional shares had actually been issued.

Required Vote

     The Board of Directors has unanimously approved this proposed amendment to the Articles of Incorporation. The affirmative vote of a majority of the outstanding shares of the Company's Common Stock is required for approval of the amendment. The Board of Directors recommends a vote FOR the proposed amendment to the Articles.

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1995 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Deloitte & Touche LLP will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.


                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals that are intended to be presented by such stockholders at the next annual meeting of the Company for the fiscal year ending December 31, 1995 must be received by the Company no later than January 1, 1996 in order to be included in the proxy statement and form of proxy relating to such meeting.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                                  Dated:  March  , 1995





                                   EXHIBIT A

                                    PROPOSED
                          CERTIFICATE OF AMENDMENT TO
                            THE AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
ASR INVESTMENTS CORPORATION
     Upon this Certificate of Amendment to the Amended and Restated Articles of Incorporation becoming effective pursuant to the Maryland General Corporation Law (the Effective Time ), each outstanding share of Common Stock, par value $.01 per share ( Existing Stock ), shall thereupon be reclassified and changed into one-fifth of one share of Common Stock, par value $.01 per share ( New Stock ). Upon such Effective Time, each holder of Existing Stock shall thereupon automatically be and become the holder of one-fifth of one share of New Stock for every share of Existing Stock then held by such holder. Upon such Effective Time, each certificate formerly representing a stated number of shares of Existing Stock shall thereupon be a certificate for and shall represent one-fifth of the number of shares of New Stock as is stated in such certificate. As soon as practicable after such Effective Time, stockholders as of the date of the reclassification will be notified thereof and, upon their delivery of their certificates for Existing Stock to the Company, will be sent stock certificates representing their shares of New Stock, rounded down to the nearest whole number, together with cash representing the fair value of such holder's fractional shares of Existing Stock. No script or fractional share certificates for Existing Stock will be issued in connection with this reverse stock split. The fair value paid in lieu of fractional shares will be determined by calculating the average of the closing price on the American Stock Exchange for shares of Existing Stock, on the 15 trading days prior to the date the Certificate of Amendment is filed.

                          ASR INVESTMENTS CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

     The undersigned of ASR INVESTMENTS CORPORATION, a Maryland corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March , 1995, and hereby appoints Jon A. Grove, Frank S. Parise, Jr., and Joseph C. Chan, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1995 Annual Meeting of Stockholders of ASR INVESTMENTS CORPORATION, to be held on Wednesday, May 17, 1995 at 9:00 a.m., at the Viscount Suite Hotel, 4855 East Broadway, Tucson, Arizona and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     The Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of Directors; FOR the approval of the amendment to the Restated and Amended Articles of Incorporation of ASR
Investments Corporation to effect a 1 for 5 reverse stock split; FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company; and as the proxies deem advisable on such other matters as may come before the meeting.

     A majority of such attorneys or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of the attorneys-in-fact hereunder.

(Continued and to be signed on reverse side.)
This Proxy is solicited on behalf of the Board of Directors.

                                                           Please mark
__________                          __________         /X/ your vote
  COMMON                              D.R.S.               this way



1. ELECTION OF DIRECTORS
          FOR all nominees                                WITHHOLD
         listed to the right                             AUTHORITY
        (except as indicated)                     to vote for all nominees
                                                     listed to the right
                /  /                                        /  /

     (If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below):

     Jon A. Grove; Frank S. Parise,  Jr.; Joseph C. Chan; Earl M. Baldwin;  John
J. Gisi; Raymond L. Horn and Frederick C. Moor.

2. Proposal to amend the Amended and Restated Articles of Incorporation to effect a 1 for 5 reverse stock split.

                 FOR                     AGAINST                    ABSTAIN
                /  /                      /  /                       /  /

3. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company.

                 FOR                     AGAINST                    ABSTAIN
                /  /                      /  /                       /  /

                                        Dated:_______________________, 1995

                                        ___________________________________
                                        Signature

                                        ___________________________________
                                        Signature

                                        (This  proxy  should  be  dated,  signed
                                        by the  stockholder(s) exactly as his or
                                        her name  appears hereon,  and  returned
                                        promptly   in   the  enclosed  envelope.
                                        Persons signing in a  fiduciary capacity
                                        should so indicate.  If  shares are held
                                        by   joint   tenant  or  as a  community
                                        property, both stockholders must sign.)